EXHIBIT 4

                                    AGREEMENT

This Agreement (the "AGREEMENT") made as of the 8th day of March, 2007, by and among Aviv Tzidon Israeli ID number 054502422 ("PARTY A") and JDO Secretaries Limited, Geometric Hedge Limited, Yoel Technologies Ltd. and Mikal Ltd. represented by Adv. Yair Green (the "PARTY B").

                      THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Reference is hereby made to (i) that certain Call and Put Option Agreement dated August 2, 2006, by and among JDO Secretaries Limited, Geometric Hedge Limited and Aviv Tzidon, including all schedules, exhibits thereto and all aide letters with respect thereto (the "GHL OPTION AGREEMENT"), and (ii) that certain Call and Put Option Agreement dated August 2, 2006, by and among Yair Green, Mikal Ltd., Yoel Technologies Ltd. and Aviv Tzidon including all schedules, exhibits thereto and all side letters with respect thereto (the "YOEL OPTION AGREEMENT") and together with the GHL Option Agreement the "OPTION AGREEMENT").

2. In consideration for the termination and annulment of the Option Agreements Party B will pay Party A, as reimbursement for sums paid by Party A in connection with the Option Agreements (including payments of an amount of US$ 125,000 to EBN Advocates) the total sum of US$ 500,000, with seven (7) business days from the date hereof.

3. Upon payment as detailed in Section 2 above, the Option Agreements, including all rights deriving from or notices provided under the Option Agreements, will be cancelled and terminated, shall be mull and void and shall have no further force and effect,. Each of the undersigned, will for himself, and his related parties, affiliates, shareholders, directors, heirs, executors, administrators, legal representatives and successors, irrevocably and unconditionally releases, acquits and forever discharges the other parties from any and all actions or causes of actions, suits, claims, complaints, liabilities, responsibilities, disputes, debts, rights and obligations of every nature whatsoever which are based upon or result from the Option Agreements and/or any act or omission related thereto.

4. Party B or a third party designated by Party B, will purchase from Aeronautics Defense Systems Ltd. ("AERONAUTICS") all its holdings in Chun Holdings Ltd. and in Chun Holdings Limited Partnership (jointly and severely "CHUN"), in accordance with an agreement between Party B and Shaked, dated February 23, 2007, and immediately after such purchase will transfer to Party A 50% of these acquired shares and interest. No consideration shall be paid by Party A to Party B for said transfer of shares and interests in Chun.

     Following the undertaking of Party B as stated above, Party A hereby waives his right of first refusal in connection with the transfer of the shares and interests in Chun detailed above and transfer of shares from Precient Systems & Technologies Pte Ltd., to Party B or any of its affiliates.

     Party A declares and agrees that all loans plus interest acquired by Party B from Aeronautics shall be deemed owners loans by Party B and shall be repaid to Party B prior to any dividend distribution and other payments whatsoever to shareholders or partners in Chun.

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     Party B acknowledges and undertakes to provide further loans to Chun as will be required to repay all outstanding debts of Chun to Bank Hapoalim BM and Bank Leumi, and such loans shall also be deemed owners loans by Party B and shall be repaid to Party B prior to any dividend distribution and other payments whatsoever to shareholders or partners in Chun.

5. It is hereby clarified that after the transfer of shares and interest by Party B to Party A as detailed in Section 4 above, Party A and Party B will hold equal holdings and interests in Chun Holdings Ltd. and Chun Holdings Limited Partnership, respectively.

6. Party A undertakes to continue and serve as an active chairman of BVR Systems (1998) Ltd. until December 18, 2009.

IN WITNESS WHEREOF the Parties have signed this Agreement as to the date hereof:

-------------------------------
Aviv Tzidon

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JDO Secretaries Limited
Represented by Adv. Yair Green

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Geometric Hedge Limited
Represented by Adv. Yair Green

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Yoel Technologies Ltd.
Represented by Adv. Yair Green

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Mikal Ltd.
Represented by Adv. Yair Green

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